Company Contact:
Stephen A. Heit
201-528-8200

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES ENTERING INTO A $6,000,000 CREDIT FACILITY

LYNDHURST, N.J., February 9, 2018 -- CCA Industries, Inc. (NYSE AMERICAN: "CAW"), announced that it entered into a new credit facility with PNC Bank, National Association, on February 5, 2018 to pay off the Company's existing debt with CNH Finance Fund I, L.P., formerly known as SCM Specialty Finance Opportunities Fund, L.P., and for general working capital purposes.

The credit facility provides a term loan in an amount of $1,500,000 (the “Term Loan”) and a revolving loan up to a maximum of $4,500,000 (the “Revolving Loan” and together with the Term Loan, the “Loans”).

The Term Loan is payable in consecutive monthly installments of $31,250 commencing March 1, 2018 and bears interest, at the election of the Company, at either the PNC base rate plus 1% or 30, 60 or 90 day LIBOR rate plus 3.50%. All outstanding amounts under the Revolving Loan bear interest, at the election of the Company, at either the PNC base rate plus 0.25% or 30, 60 or 90 day LIBOR rate plus 2.75%, payable monthly in arrears.

The commitment under the Credit Agreement is for three years and expires February 5, 2021. The Loans and all other amounts due and owing under the Credit Agreement and related documents are secured by a first priority perfected security interest in, and lien on, substantially all of the assets of the Company.

Amounts available for borrowing under the Revolving Loan equal the lesser of the Borrowing Base (as defined below), and $4,500,000, in each case, as the same is reduced by the aggregate principal amount outstanding under the Revolving Loan. “Borrowing Base” under the Loan Agreement means, generally, the amount equal to (i) 85% of the Company’s eligible accounts receivable, plus (ii) 65% of the value of eligible inventory, less (iii) certain reserves.

Lance Funston, the Company's Chairman of the Board commented, “The PNC credit facility validates our continued efforts to build a solid base for future growth. We have demonstrated that through posting seven consecutive quarters of profits. This facility, combined with a recent infusion of equity from Preservation Capital Solutions, LLC, will enable the Company to focus on growing the top line sales. We are delighted to have this relationship with PNC Bank, the sixth largest bank in the United States, and to have their support." Lance Funston controls Preservation Capital Solutions, LLC.

About CCA Industries, Inc.

CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Porcelana” skin care products, “Scar Zone” scar treatment products and “Sudden Change” anti-aging skin care products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.